Exhibit 6
EXECUTION COPY

SECURITY AGREEMENT

          THIS SECURITY AGREEMENT (the “Agreement”), dated and effective as of this 9th day of September, 2004, is made by DATAKEY, INC., a Minnesota corporation, with its chief executive office at 407 West Travelers Trail, Minneapolis, Minnesota 55337 (hereinafter referred to as the “Debtor”), in favor of SAFENET, INC., a Delaware corporation (together with its successors and assigns, the “Lender”). The Lender acquired that certain Secured Promissory Note issued by the Debtor dated of even date herewith (the “Secured Note”) pursuant to that certain Secured Loan Agreement, dated as of the date hereof, by and between the Debtor and the Lender (the “Loan Agreement”).

          A.     The Debtor intends to issue to the Lender the Secured Note from the Debtor pursuant to the Loan Agreement, dated as of the date hereof, in the aggregate principal amount of $2,181,917.81.

          B.     The Loan Agreement and the Secured Note provide for the Lender to make certain loans for the account of the Debtor and require the Debtor to grant the Lender a security interest in all of the Debtor’s assets pursuant to the terms of this Agreement and that certain Grant of Security Interest in Intellectual Property, dated even herewith, by and among the Debtor and the Lender (the “Intellectual Property Security Agreement”).

          NOW THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I DEFINITIONS

          As used herein, the following terms shall have the meanings set forth in this Section. Other terms defined herein shall have the meanings ascribed to them herein.

          “Accounts” shall have the meaning provided in Article 9.

          “Article 9” shall mean Article 9 of the UCC.

          “Chattel Paper” shall have the meaning provided in Article 9 and shall include, without limitation, all Electronic Chattel Paper and Tangible Chattel Paper.

          “Collateral” shall mean all property in which a security interest is granted hereunder.

          “Commercial Tort Claim” shall have the meaning provided in Article 9.

          “Controlled Property” shall mean property of every kind and description in which Debtor has or may acquire any interest, now or hereafter at any time in the possession or control of the Lender for any reason and all dividends and distributions on or other rights in connection with such property.

          “Data Processing Records and Systems” shall mean all of the Debtor’s now existing or hereafter acquired electronic data processing and computer records, software (including, without limitation, all “Software” as defined in Article 9), systems, manuals, procedures, disks, tapes and all other storage media and memory.

          “Debtor” shall have the meaning set forth in the preamble hereto.

          “Default” shall mean any event which if it continued uncured would, with notice or lapse of time or both constitute an Event of Default.

          “Document” shall have the meaning provided in Article 9.

          “Electronic Chattel Paper” shall have the meaning provided in Article 9.

          “Equipment” shall have the meaning provided in Article 9.

          “Event of Default” shall have the meaning specified in Section 6 of the Secured Note.

          “Fixtures” shall have the meaning provided in Article 9.

          “General Intangibles” shall have the meaning provided in Article 9 and shall include, without limitation, all Payment Intangibles.

          “Instruments” shall have the meaning provided in Article 9.

          “Insurance Proceeds” shall mean all proceeds of any and all insurance policies payable to the Debtor with respect to any Collateral, or on behalf of any Collateral, whether or not such policies are issued to or owned by the Debtor.

          “Inventory” shall have the meaning provided in Article 9.

          “Investment Property” shall have the meaning provided in the UCC.

          “Letter of Credit Rights” shall have the meaning provided in Article 9.

          “Payment Intangibles” shall have the meaning provided in Article 9.

          “Proceeds” shall have the meaning provided in Article 9.

          “Products” shall mean any goods now or hereafter manufactured, processed or assembled with any of the Collateral.

          “Supporting Obligations” shall have the meaning provided in Article 9.

          “Tangible Chattel Paper” shall have the meaning provided in Article 9.

          “UCC” shall mean the Uniform Commercial Code as enacted in the State of Minnesota, as amended from time to time.

ARTICLE II SECURITY INTERESTS

          As security for the payment of each and every debt, liability, and obligation of every type and description which the Debtor may now or at any time owe to the Lender pursuant to the terms of the Secured Note (the “Obligations”), the Debtor hereby grants to the Lender a first priority security interest in all of the Debtor’s now owned or hereafter acquired or arising:

Accounts;
Chattel Paper;
Commercial Tort Claims, if any, described on Exhibit A attached hereto and incorporated herein by reference;
Controlled Property;
Documents;
Equipment and Fixtures;
General Intangibles;
Instruments;
Inventory;
Investment Property;
Letter of Credit Rights;
Proceeds (whether cash or non-cash Proceeds, including
Insurance Proceeds and non-cash Proceeds of all types);
Products of all the foregoing; and
Supporting Obligations.

ARTICLE III
REPRESENTATIONS AND COVENANTS OF DEBTOR

          The Debtor represents, warrants and covenants that:

          3.1     Authorization. The execution and performance of this Agreement have been duly authorized by all necessary action and do not and will not: (a) require any consent or approval of the shareholders of any entity, or the consent of any governmental entity; or (b) violate any provision of any indenture, contract, agreement or instrument to which it is a party or by which it is bound.

          3.2     Title to Collateral. The Debtor has good and marketable title to all of the Collateral and none of the Collateral is subject to any security interest except for the security interest created pursuant to this Agreement, the Intellectual Property Security Agreement, or other security interests listed on Exhibit A (such other security interests being “Permitted Liens”).

          3.3     Liens. The security interest granted hereunder is granted to the Lender free and clear of all liens, encumbrances and security interests other than Permitted Liens.

          3.4     Disposition or Encumbrance of Collateral. The Debtor will not encumber, sell or otherwise transfer or dispose of the Collateral without the prior written consent of the Lender except as provided in this paragraph. Until a Default or Event of Default has occurred and is continuing, the Debtor may sell Collateral consisting of. (a) Inventory in the ordinary course of business provided that the Debtor receives as consideration for such sale an amount not less than the fair market value of the Inventory at the time of such sale; and (b) Equipment and Fixtures which in the judgment of the Debtor have become obsolete or unusable in the ordinary course of business, provided that all net Proceeds greater than $20,000 of such sales of Equipment and Fixtures are delivered directly to the Lender for application to the Obligations in an amount in proportion to the outstanding principal balance of the Secured Note.

          3.5     Maintenance of Tangible Collateral. The Debtor will maintain the tangible Collateral in good condition and repair. At the time of attachment and perfection of the security interest granted pursuant hereto and thereafter, all tangible Collateral will be located and will be maintained only at the locations set forth on Exhibit B hereto. Except as otherwise permitted by Section 3.4, the Debtor will not remove such Collateral from such locations unless, prior to any such removal, the Debtor has given written notice to the Lender of the location or locations to which the Debtor desires to remove the Collateral, the Lender has given its written consent to such removal, and the Debtor has delivered to the Lender acknowledgment copies of financing statements filed where appropriate to continue the perfection of the security interest granted hereunder as a first priority security interest therein. The Lender’s security interest attaches to all of the Collateral wherever located and the Debtor’s failure to inform the Lender of the location of any item or items of Collateral shall not impair the Lender’s security interest therein. The Debtor hereby authorizes the Lender to file the financing statement in the form set forth in Exhibit C.

          3.6     Notation on Chattel Paper. For purposes of the security interest granted pursuant to this Agreement, the Lender has been granted a direct security interest in all Chattel Paper constituting part of the Collateral and such Chattel Paper is not claimed merely as Proceeds of Inventory. Upon the Lender’s request, the Debtor will deliver to the Lender the original of all Chattel Paper. The Debtor will not execute any copies of such Chattel Paper constituting part of the Collateral other than those which are clearly marked as a copy. The Lender may stamp any such Chattel Paper with a legend reflecting the Lender’s security interest therein.

          3.7     Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling and shipping of the Collateral, all costs of keeping the Collateral free of any liens, encumbrances and security interests prohibited by this Agreement and of removing the same if they should arise, and any and all excise, property, sales and use taxes imposed by any state, federal or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Debtor and if the Debtor fails to promptly pay any expenses or taxes when due, the Lender may, at its option, but shall not be required to pay the same whereupon the same shall constitute Obligations and shall be secured by the security interest granted hereunder.

          3.8     Insurance. The Debtor will procure and maintain, or cause to be procured and maintained, insurance issued by responsible insurance companies insuring the Collateral against damage and loss by theft, fire, collision (in the case of motor vehicles), and such other risks as are usually carried by owners of similar properties.

          3.9     Compliance with Law. The Debtor will not use the Collateral, or knowingly permit the Collateral to be used, for any unlawful purpose or in violation of any federal, state or municipal law.

          3.10     Additional Documentation. During the period of time when the Secured Note is outstanding, the Debtor will execute, from time to time, such financing statements, assignments, and other documents covering the Collateral, including Proceeds, as the Lender may reasonably request in order to create, evidence, perfect, maintain or continue the security interest in the Collateral (including additional Collateral acquired by the Debtor after the date hereof), and the Debtor will pay the cost of filing the same in all public offices in which the Lender may deem filing to be appropriate and will notify the Lender promptly upon acquiring any additional Collateral that may require an additional filing. Upon request, the Debtor will deliver to the Lender all the Debtor’s Documents, Chattel Paper and Instruments constituting part of the Collateral.

          3.11     Chief Executive Office; State of Incorporation. The location of the chief executive office of the Debtor is located in Minnesota and will not be changed from such state without 30 days’ prior written notice to the Lender. The Debtor warrants that its books and records concerning Accounts and Chattel Paper constituting part of the Collateral are located at its chief executive office. The Debtor’s state of incorporation is Minnesota and Minnesota has been its state of incorporation since the date of the Debtor’s incorporation. The Debtor will not change its state of incorporation from Minnesota without 30 days’ prior written notice to the Lender, the Lender has given its written consent to such change, and the Debtor has delivered to the Lender acknowledgment copies of financing statements filed where appropriate to continue the perfection of the Lender’s security interest as a first priority security interest therein.

          3.12     Name of the Debtor. The Debtor’s exact legal name and type of legal entity is as set forth in the preamble hereto. The Debtor has not used any other name within the past five years except those described on Exhibit A attached hereto. Neither the Debtor nor, to the Debtor’s knowledge, any predecessor in title to any of the Collateral has executed any financing statements or security agreements presently effective as to the Collateral except those described on Exhibit A attached hereto.

          3.13     Power of Attorney. The Debtor appoints the Lender, or any other person whom the Lender may from time to time designate, as the Debtor’s attorney with power, to: (a) endorse the Debtor’s name on any checks, notes, acceptances, drafts or other forms of payment or security evidencing or relating to any Collateral that may come into the Lender’s possession; (b) sign the Debtor’s name on any invoice or bill of lading relating to any Collateral, on drafts against customers, on schedules and confirmatory assignments of Accounts, Chattel Paper, Documents or other Collateral, on notices of assignment, financing statements under the UCC and other public records, on verifications of accounts and on notices to customers; (c) notify the post office authorities to change the address for delivery of the Debtor’s mail to an address designated by the Agents; (d) receive and open all mail addressed to the Debtor; (e) send requests for verification of Accounts, Chattel Paper, Instruments or other Collateral to customers; and (f) do all things necessary to carry out this Agreement; provided, however, that so long as no Event of Default has occurred and is continuing, the Lender shall not exercise the powers granted pursuant to this Section 3.13(c) or (d). The Debtor ratifies and approves all acts of the attorney taken within the scope of the authority granted. Neither the Lender nor its attorneys will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, except for its willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable so long as any Obligation remains unpaid. The Debtor waives presentment and protest of all instruments and notice thereof, notice of default and dishonor and all other notices to which the Debtor may otherwise be entitled.

ARTICLE IV
COLLECTIONS

          Except as otherwise provided in this Article IV, the Debtor shall continue to collect, at its own expense, all amounts due or to become due to the Debtor under the Accounts constituting part of the Collateral and all other Collateral. In connection with such collections, the Debtor may take (and, at the Lender’s request shall take) such action as the Debtor or the Lender may deem necessary or advisable to enforce collection of the Accounts and such other Collateral; provided, however, that the Lender shall have the right at any time after the occurrence and during the continuance of an Event of Default, without giving written notice to the Debtor of the Lender’s intention to do so, to notify the account debtors under any Accounts or obligors with respect to such other Collateral of the assignment of such Accounts and such other Collateral to the Lender and to direct such account debtors or obligors to make payment of all amounts due or to become due to the Debtor thereunder directly to the Lender and, upon such notification and at the expense of the Debtor, to enforce collection of any such Accounts or other Collateral, and to adjust, settle or compromise the amount or payment thereof in the same manner and to the same extent as the Debtor might have done, but unless and until the Lender does so or gives the Debtor other instructions, the Debtor shall make all collections for the Lender.

ARTICLE V
ASSIGNMENT OF INSURANCE

          The Debtor hereby assigns to the Lender, as additional security for payment of the Obligations, any and all monies due or to become due under, and any and all other rights of the Debtor with respect to, any and all policies of insurance covering the Collateral. So long as no Default or Event of Default has occurred and is continuing, the Debtor may itself adjust and collect for any losses for all occurrences during any of the Debtor’s fiscal years and the Debtor may use the resulting Insurance Proceeds for the replacement, restoration or repair of the Collateral. After the occurrence and during the continuance of a Default or an Event of Default, the Lender may (but need not) in its own name or in the Debtor’s name execute and deliver proofs of claim, receive such monies, and settle or litigate any claim against the issuer of any such policy and the Debtor directs the issuer to pay any such monies directly to the Lender and the Lender, at its sole discretion and regardless of whether the Lender exercises its right to collect Insurance Proceeds under this sentence, may apply any Insurance Proceeds to the payment of the Obligations, whether due or not, in such order and manner as the Lender may elect or may permit the Debtor to use such Insurance Proceeds for the replacement, restoration or repair of the Collateral.

ARTICLE VI
EVENTS OF DEFAULT

          The Debtor shall be in default under this Agreement upon the occurrence of an Event of Default.

ARTICLE VII
RIGHTS AND REMEDIES ON DEFAULT

          7.1     Generally. In addition to all other rights and remedies granted to it under this Agreement, the Secured Note, the Loan Agreement, the Intellectual Property Security Agreement and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Event of Default shall have occurred and be continuing, the Lender may exercise all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, the Debtor expressly agrees that in any such event the Lender, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Debtor or any other person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith enter upon the premises of the Debtor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving the Debtor or any other person notice and opportunity for a hearing on the Lender’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Lender, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Debtor hereby releases. Such sales may be adjourned and continued from time to time with or without notice. The Lender shall have the right to conduct such sales on the Debtor’s premises or elsewhere and shall have the right to use the Debtor’s premises without charge for such time or times as the Lender deems necessary or advisable.

               If any Event of Default shall have occurred and be continued, the Debtor further agrees, at the Lender’s request, to assemble the Collateral and make it available to the Lender at a place or places designated by the Lender which are reasonably convenient to the Lender and the Debtor, whether at the Debtor’s premises or elsewhere. Until the Lender is able to effect a sale, lease, or other disposition of Collateral, the Lender shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Lender. The Lender shall have no obligation to the Debtor to maintain or preserve the rights of the Debtor as against third parties with respect to Collateral while Collateral is in the possession of the Lender. The Lender may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Lender’s remedies, with respect to such appointment without prior notice or hearing as to such appointment. The Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations, and only after so paying over such net proceeds, and after the payment by the Lender of any other amount required by any provision of law, need the Lender account for the surplus, if any, to the Debtor. To the maximum extent permitted by applicable law, the Debtor waives all claims, damages, and demands against the Lender arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of the Lender as finally determined by a court of competent jurisdiction. The Debtor agrees that 10-days prior notice by the Lender of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. The Debtor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees and other expenses incurred by the Lender to collect such deficiency.

          7.2     Waiver. Except as otherwise specifically provided herein, the Debtor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

          7.3     Not Commercially Unreasonable. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Debtor acknowledges and agrees that it is not commercially unreasonable for the Lender (a) to fail to incur expenses reasonably deemed significant by the Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Debtor, for expressions of interest in acquiring all or any portion of such Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (k) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. The Debtor acknowledges that the purpose of this Section 7.3 is to provide non-exhaustive indications of what actions or omissions by the Lender would not be commercially unreasonable in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.3. Without limitation upon the foregoing, nothing contained in this Section 7.3 shall be construed to grant any rights to the Debtor or to impose any duties on the Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 7.3.

          7.4     Other. The Lender shall not be required to make any demand upon, or pursue or exhaust any of its rights or remedies against, the Debtor, any other obligor, guarantor, pledgor or any other person with respect to the payment of the Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefore or any direct or indirect guarantee thereof. The Lender shall not be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its rights hereunder or under any other agreement shall be cumulative. To the extent it may lawfully do so, the Debtor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Lender, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

ARTICLE VIII
MISCELLANEOUS

          8.1     No Liability on Collateral. It is understood that the Lender does not in any way assume any of the Debtor’s obligations under any of the Collateral. The Debtor hereby agrees to indemnify the Lender against all liability arising in connection with or on account of any of the Collateral, except for any such liabilities arising on account of the Lender’s gross negligence or willful misconduct.

          8.2     No Waiver. The Lender shall not be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by the Debtor unless such waiver be in writing and signed by the Lender. No delay or omission on the part of the Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

          8.3     Remedies Cumulative. All rights and remedies of the Lender shall be cumulative and may be exercised singularly or concurrently, at its option, and the exercise or enforcement of any one such right or remedy shall not bar or be a condition to the exercise or enforcement of any other.

          8.4     Governing Law. The validity, construction and enforceability of this agreement shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of laws principles thereof, except to the extent that the perfection of the security interest hereunder, or the enforcement of any remedies hereunder, with respect to any particular Collateral shall be governed by the laws of a jurisdiction other than the State of Minnesota.

          8.5     Expenses. The Debtor agrees to pay the reasonable attorneys’ fees and legal expenses incurred by the Lender in the exercise of any right or remedy available to it under this Agreement, whether or not suit is commenced, including, without limitation, attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s order or judgment.

          8.6      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Debtor and the Lender.

          8.7     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          8.8     No Obligation to Pursue Others. The Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and the Lender may release, modify or waive any Collateral provided by any other person to secure any of the Obligations, all without affecting the Lender’s rights against the Debtor. The Debtor waives any right it may have to require the Lender to pursue any third person for any of the Obligations.

          8.9     Termination. This Agreement shall terminate upon the payment in full or other satisfaction of the Secured Note by the Debtor. Upon the Debtor’s request, the Lender shall promptly after termination of this Agreement execute and deliver to the Debtor (at the Debtor’s expense) such documents and instruments as are necessary to evidence such termination and release of the security interest granted herein on any applicable public record.

          IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date and year first above written.

DATAKEY, INC., a Minnesota corporation
By:	/s/ Timothy L. Russell
	Name:	Timothy L. Russell
	Title:	President and Chief Executive Officer

Accepted and Agreed to by the LENDER: SAFENET, INC., a Delaware corporation
By:	/s/ Ken Mueller
	Name:	Ken Mueller
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECURITY AGREEMENT]